UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 28, 2013

Flotek Industries, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-13270	90-0023731
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10603 W. Sam Houston Pkwy N., Suite 300 Houston, Texas	77064
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 849-9911

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 28, 2013, the Compensation Committee of the Board of Directors (the “Board”) of Flotek Industries, Inc. (the “Company”) approved an increase in the annual salary of John Chisholm, President, Chief Executive Officer and Chairman of the Board, to $750,000 per year in the aggregate, effective as of April 1, 2013 (see description of contracts below).

On April 1, 2013, the Company and companies controlled by Mr. Chisholm (the “Chisholm Companies”) entered into the Fourth Amended and Restated Service Agreement (the “Service Agreement”), pursuant to which the Chisholm Companies agreed to continue to provide the services of Mr. Chisholm to the Company. The Service Agreement provides that the Company will pay the Chisholm Companies an aggregate of $29,166.67 semi-monthly as consideration for the provision of Mr. Chisholm’s services (which amounts, when combined with the amounts under the letter agreement described below, results in the $750,000 annual salary described above). In addition, Mr. Chisholm, through the Chisholm Companies, will be eligible to receive annual bonuses pursuant to the then applicable Management Incentive Plan of the Company.

Mr. Chisholm will provide his services to the Company under the Service Agreement until February 28, 2015, at which time the term will be automatically extended on a monthly basis on the last day of each month so that the term of the Service Agreement is never less than 36 months unless otherwise terminated. The Company may terminate the Service Agreement at any time and for any reason with or without Cause (as defined in the Service Agreement) and the Chisholm Companies may terminate the Service Agreement for Good Reason (as defined in the Service Agreement). Upon termination of the Service Agreement by the Company without Cause or by the Chisholm Companies for Good Reason, the Chisholm Companies will be entitled to receive severance compensation equal to 200% of base compensation and target bonus in effect for the year in which the termination occurs. If the Service Agreement is terminated by the Company with Cause, or due to the death or disability of Mr. Chisholm, the Chisholm Companies will be entitled to receive the base compensation earned and payable through the date of termination. The Service Agreement also contains certain confidentiality and non-solicitation restrictions for a period of 24 months following the date of termination of the Service Agreement.

Contemporaneous with the Company’s entry into the Service Agreement with the Chisholm Companies, the Company and Mr. Chisholm entered into a Letter Agreement, dated April 1, 2013 (the “Letter Agreement”), pursuant to which the Company agreed to employ Mr. Chisholm for a term equal to the term provided for in the Service Agreement. Pursuant to the terms of the Letter Agreement, the Company will pay Mr. Chisholm a semi-monthly salary of $2,083.33. Mr. Chisholm is also eligible to participate in health and life insurance benefits provided by the Company generally to its employees. Mr. Chisholm is subject to certain confidentiality obligations and non-solicitation restrictions for a period of 24 months following the date of termination of the Letter Agreement.

Also on March 28, 2013, the Board adopted the 2013 Management Incentive Plan (“MIP”). The MIP provides for payment of cash bonuses to management personnel who meet the eligibility criteria, including all of the named executive officers. The MIP provides for target bonuses that are expressed as a percentage of each participant’s 2013 annual base compensation. The target bonus percentage for the President, Chief Executive Officer and Chairman is 80% of base salary. The range for other participants is 50% to 60% of base salary.

Bonuses are earned under the MIP based on (i) the Company’s consolidated 2013 Earnings Before Interest, Taxes, Depreciation and Amortization adjusted for stock compensation, financing transaction costs, and other noncash and/or nonrecurring charges not directly related to the ongoing operations of the Company (“Adjusted EBITDA”), and (ii) the percentage that the consolidated operating income of the Company bears to the consolidated revenue of the Company. Participants will receive a portion of the bonus determined on a sliding scale (ranging from 0-150% of the target bonus) depending on the 2013 Adjusted EBITDA achieved. Participants will receive an additional bonus equal to 50% of their target bonus if both (i) the consolidated operating income of the Company exceeds a specified percentage of the consolidated revenue of the Company, and (ii) adjusted EBITDA for 2013 exceeds specified amounts. The maximum bonus that may be paid under the MIP to a participant is 200% of his or her target bonus.

Under the MIP, each participant will have the option exercisable within 10 days of the establishment of the MIP to receive shares of restricted shares of the Company equal to exactly 50% of his or her target bonus based on the value of the shares of the common stock of the Company as of the date of the establishment of the MIP, with such shares subject to forfeiture if and to the extent target Adjusted EBITDA has not been achieved.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description
10.1	Fourth Amended and Restated Service Agreement, dated as of April 1, 2013, between Flotek Industries, Inc., Protechnics II, Inc. and Chisholm Management, Inc.
10.2	Letter Agreement, dated as of April 1, 2013, between Flotek Industries, Inc. and John Chisholm.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FLOTEK INDUSTRIES, INC.

Date: April 3, 2013	By:	/s/ H. Richard Walton
H. Richard Walton
Executive Vice President and
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
10.1	Fourth Amended and Restated Service Agreement, dated as of April 1, 2013, between Flotek Industries, Inc., Protechnics II, Inc. and Chisholm Management, Inc.
10.2	Letter Agreement, dated as of April 1, 2013, between Flotek Industries, Inc. and John Chisholm.